Exhibit 99.B(14)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Variable Funds/ING Partners, Inc.

We consent to the use of our report dated February 24, 2012, incorporated herein by reference, on the financial statements of ING Growth and Income Portfolio, a series of ING Variable Funds, and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

We also consent to the use of our report dated February 27, 2012, incorporated herein by reference, on the financial statements of ING Growth and Income Core Portfolio and ING UBS U.S. Large Cap Equity Portfolio, each a series of ING Partners, Inc., and to the references to our firm under the headings “Representations and Warranties” and “Financial Highlights” in the Proxy Statement/Prospectus.

Boston, Massachusetts

December 18, 2012